Exhibit 99.1

NEWS RELEASE

The Andersons, Inc. and Marathon Petroleum Corp.
Combine Ethanol Interests

•	Strengthens, extends and simplifies the companies’ long-time partnership

•	Provides identified cost synergies and a ready platform for growth

•	Enables more efficient use of cash and debt and improves financial transparency

MAUMEE, OHIO, October 2, 2019 - The Andersons, Inc. (Nasdaq: ANDE) today announced that it and Marathon Petroleum Corporation (NYSE: MPC) have merged four ethanol entities with and into the new legal entity The Andersons Marathon Holdings LLC (TAMH). The ethanol facilities involved in the merger include those in Albion, Mich.; Clymers, Ind.; and Greenville, Ohio, which were all previously jointly owned by The Andersons and Marathon Petroleum; and The Andersons’ wholly-owned ethanol facility in Denison, Iowa. Effective October 1, 2019, The Andersons and Marathon Petroleum own 50.1% and 49.9% of TAMH equity, respectively. The transaction will result in the consolidation of TAMH’s results in The Andersons’ financial statements.

In conjunction with the merger agreement, TAMH has entered into several new long-term services agreements with The Andersons. Under those agreements, The Andersons will continue to operate the four plants, buy corn, market ethanol and other coproducts and manage risk for TAMH.
The merger will result in a step-up in the book basis of the Albion, Clymers and Greenville assets and a sizable one-time, noncash gain to The Andersons in the fourth quarter. The asset step-up will also result in higher depreciation expense. The amounts of both the gain and the additional depreciation are still being determined. In addition, the debt previously held by the separate entities was refinanced using a new $200 million TAMH credit facility.
“I am excited about the benefits this merger will provide for our ethanol business,” said Pat Bowe, President and CEO of The Andersons. “It will allow our commercial teams to trade corn, ethanol and DDGs freely among the four facilities to achieve optimal profitability, and our procurement team to leverage the resulting larger purchasing power. The simplified structure will also make cash management and borrowing more efficient and improve transparency for investors and lenders,” Bowe continued.
“We have enjoyed and benefited from our partnership with Marathon Petroleum in the ethanol business since 2006,” said Jim Pirolli, President of The Andersons Ethanol Group. “In addition to other benefits, TAMH will provide an excellent platform for future growth,” Pirolli added.

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture, conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. Through its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For additional information, please visit www.andersonsinc.com.

This release contains forward-looking statements. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond The Andersons’ ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the company’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission that may be accessed on the company’s website. The company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

Contact
John Kraus
Director, Investor Relations
The Andersons, Inc.
419-891-6544
investorrelations@andersonsinc.com